[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE



           POLYONE REPORTS BEST FIRST-QUARTER RESULTS SINCE FORMATION

     o HIGHER SELLING PRICES, INCREASED SEASONAL DEMAND BOOST OPERATING INCOME SEQUENTIALLY

     o CONTINUED STRONG DEMAND, HIGHER OPERATING MARGINS PRODUCE STRONG RESIN & INTERMEDIATES SEGMENT EARNINGS

     o SECOND-QUARTER OUTLOOK ANTICIPATES SEQUENTIALLY HIGHER SALES AND OPERATING INCOME

     o COMPANY REAFFIRMS EXPECTATION FOR SIGNIFICANT FULL-YEAR POSITIVE CASH FLOW THAT WILL BE EMPLOYED FOR FURTHER DEBT REDUCTIONS

CLEVELAND - April 28, 2005 - PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today reported sales from continuing operations of $576.7 million for the first quarter ended March 31, 2005, an increase of $41.1 million, or 8 percent, compared with the first quarter of 2004. Operating income from continuing operations was $38.7 million for the first quarter of 2005, a $14.1 million improvement over the same period in 2004 and a $22.5 million improvement over the fourth quarter of 2004.

Net income for the first quarter of 2005 was $13.4 million, or $0.15 per share - an improvement over the first quarter of 2004 of $9.4 million, or $0.11 per share.

Special items for continuing and discontinued operations reduced earnings in the 2005 first quarter by $0.05 per share. The most significant special item was a $10.9 million pre-tax non-cash charge to reflect impairment of net assets associated with discontinued operations. A definition and a list of special items appear in Attachment 4.

"We made good progress during the quarter recovering product spreads - selling price less raw materials - in our core businesses," said Thomas A. Waltermire, president and chief executive officer. "We also benefited from further improvement in our cost structure and a strong contribution from our equity investments. However, softer demand in the U.S. and Europe limited year-over-year shipment growth for most of our operating units."

Waltermire added, "Cash flow in the quarter was negative, largely due to working capital investment required to support higher sales growth. We do expect to see working capital needs decline during the second quarter. By year end, we anticipate healthy positive cash generation from our operations."

PROGRESS ON PRIORITIES

PolyOne has outlined four financial priorities for 2005:

o ACCELERATE ORGANIC BUSINESS GROWTH: For continuing operations, PolyOne's targets are a 3 percent to 5 percent sales increase from volume and a 4 percent to 6 percent increase in revenues. In addition, PolyOne has set a minimum goal of $20 million in sales of a wide array of products incorporating new technologies, which PolyOne is developing in Europe, Asia and North America.

  The sales growth of nearly 8 percent in the first quarter, compared with the same quarter in 2004, was due largely to price increases, with some contribution from favorable foreign currency exchange effects. Shipment volume, excluding sales of the Melos rubber granulates business that was sold in June 2004, decreased approximately 1 percent. On the plus side, both the North American Plastic Colors and Additives business and Asian operations posted strong year-over-year improvements in shipments.

o BUILD THE NORTH AMERICAN COLORS AND ADDITIVES AND THE ENGINEERED MATERIALS BUSINESSES INTO STRONG EARNINGS CONTRIBUTORS: The Company projects that both businesses should become profitable in 2005, with an operating income improvement exceeding $10 million and an increase in positive cash flow. In addition, both businesses are focused on market share gains and sales of higher-value products.

  Although slightly unprofitable in the first quarter of 2005, North American Color and Engineered Materials are moving in the right direction. Their combined operating income improved approximately $3 million and $0.4 million compared with the fourth quarter of 2004 and the first quarter of 2004, respectively.

o COMPLETE THE RETURN TO A STRONG FINANCIAL POSITION: PolyOne's 2005 goal is to lower its debt coverage ratio to less than 3.0 by paying down debt with cash generated from improved earnings and the proceeds resulting from the divestiture of the Specialty Resins and Engineered Films businesses. PolyOne noted that restoring spreads over raw materials will be key to improving operating earnings.

  In the Performance Plastics segment, every business unit achieved some level of higher selling prices in the first quarter of 2005, which resulted in an improvement in operating income over fourth-quarter 2004 levels. In Distribution, higher selling prices and shipments helped boost operating income nearly $1.6 million.

  As anticipated, short-term borrowing through PolyOne's receivable sales facility increased in the first quarter of 2005 compared to the fourth quarter 2004, resulting from higher working capital required to support strengthening seasonal demand.

o INGRAIN THE DRIVE FOR CONTINUOUS PRODUCTIVITY GAINS: For 2005, PolyOne seeks to lower the total cost of producing and selling a pound or kilo of product by further improving working capital efficiency, reducing unit manufacturing costs and keeping selling and administrative (S&A) costs under 9.5 percent of sales.

  Reflecting the Company's success to date, S&A expense in the first quarter of 2005 was $11.1 million lower than in the first quarter of 2004. This reduction is due to spending cuts, reduced benefit expenses, and one-time favorable items totaling approximately $4 million relating to the settlement of legal issues and adjustments to associated reserves. Even without the one-time favorable adjustment, the S&A-to-sales ratio in the first quarter would have been favorably below PolyOne's targeted level.

A NOTE ON ACCOUNTING FOR DISCONTINUED OPERATIONS

In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below operating income - continuing operations on the income statement. As a result, reporting and discussion of items above the operating income - continuing operations line (such as sales, operating income, interest, and selling and administrative costs) includes only the results of continuing operations.

               QUARTERLY SUMMARY OF CONSOLIDATED OPERATING RESULTS (In millions of dollars, except per share data, unaudited)

                                                                               1Q05              1Q04            4Q04
                                                                               -----             -----           ----
OPERATING RESULTS:


Sales - continuing operations                                                $ 576.7          $  535.6     $     515.9



Operating income - continuing operations                                    $   38.7         $    24.6     $      16.2




Net income (loss) - total Company                                           $   13.4        $      4.0      $   (13.6)

   Income (loss) before discontinued operations - after tax                     19.1              (1.6)         (10.8)

   Income (loss) from discontinued operations                                   (5.7)              5.6           (2.8)



EARNINGS (LOSS) PER SHARE - DILUTED:

Net income (loss) - total Company                                           $    0.15       $      0.04     $    (0.15)

  Income (loss) before discontinued operations                                   0.21             (0.02)         (0.12)

  Income (loss) from discontinued operations                                    (0.06)             0.06          (0.03)


Total per share impact of special items - after tax:                            (0.05)            (0.07)         (0.18)

   Before discontinued operations                                                0.05             (0.06)         (0.14)

   Discontinued operations                                                      (0.10)            (0.01)         (0.04)


OTHER DATA:

Sales - discontinued operations*                                           $    65.1          $  155.9       $   56.1

Depreciation and amortization:

   Before discontinued operations                                               12.5              13.6           12.3



*First quarter 2004 discontinued sales included revenue from the Elastomers and Performance Additives business that was sold in August 2004.

A discussion occurs at the end of this release on the use of non-GAAP financial measures.


FIRST-QUARTER 2005 HIGHLIGHTS (SEE ATTACHMENT 7)

TOTAL COMPANY - Overall, the Company's continuing business units reported strong revenue and operating income improvement compared with the fourth quarter, driven primarily by seasonal demand, higher selling prices and further strengthening of the Resin and Intermediates earnings. While product spreads are not back to the average levels in 2004, they are substantially improved over the fourth-quarter 2004 level. First-quarter 2005 operating income improved compared with the first quarter of 2004 due to lower S&A costs and higher equity income, partially offset by lower Performance Plastics segment spreads.

For the two discontinued operations, Specialty Resins and Engineered Films, net income before the effect of special items improved over the fourth quarter of 2004 as a result of higher selling prices, demand and improved spreads over raw materials. Net income before the effect of special items in the 2004 first quarter includes earnings from the Elastomers and Performance Additives business, which was subsequently sold in August 2004.

o PERFORMANCE PLASTICS SEGMENT: Following is a brief description of quarterly activities within each of the product groups that make up Performance Plastics.

     VINYL COMPOUNDS - Compared with the fourth quarter of 2004, shipments improved seasonally as demand increased for building materials and appliances. Demand from wire and cable customers weakened due to normal seasonal slowing and customers' caution in building inventories with copper prices rising.

     Compared with the first quarter of 2004, shipments were down slightly. Most of this decline was due to sluggish market conditions, particularly in the wire and cable industry and in vinyl window applications.

     POLYMER COATING SYSTEMS (FORMULATORS) - As anticipated, shipments improved seasonally over fourth-quarter levels, with vinyl coatings materials, screen printing inks and colorant additives setting the pace. Sales improved significantly due to the combination of higher shipments and increased selling prices.

     Overall, shipments in the first quarter were slightly lower compared with the first quarter of 2004, due to general softness across most markets, especially automotive applications. Shipments improved, however, in color additives and vinyl coatings materials.

     INTERNATIONAL - Seasonal strengthening in the first quarter resulted in both sales and shipment increases compared with the fourth quarter. The exception was Engineered Materials in Europe, where a general weakening in the industry has slowed demand. PolyOne's other European business, Color, saw shipment increases compared with the fourth quarter. Asia saw an 8 percent shipment improvement. Currency exchange boosted sales by $1.3 million.

     The first quarter of 2005 continued to demonstrate the sluggishness in the European economy that began in the fourth quarter of 2004. In contrast, Asian shipments improved more than 8 percent. However, excluding the Melos business that was sold in June 2004, overall volume declined slightly versus the comparable 2004 quarter.

     NORTH AMERICAN COLOR - Higher selling prices and seasonally improved demand drove higher shipments and sales compared with the fourth quarter of 2004. Compared with the first quarter of 2004, sales and shipments increased because this business gained new customers, particularly in building materials.

     NORTH AMERICAN ENGINEERED MATERIALS - Higher selling prices, stronger seasonal demand and an improved mix of products sold produced shipment and sales increases over both the fourth and first quarters of 2004. Mix improvement was driven by new thermoplastic elastomer and nylon compound applications.

o DISTRIBUTION SEGMENT: Sales were $167.5 million, a 10 percent increase over the fourth quarter of 2004. Primary factors in this increase were a 6 percent rise in shipment volume, due mostly to seasonal effects, and higher average selling prices, implemented to pass through costs from the supplier base.

  Distribution sales were 15 percent higher compared with the first quarter of 2004, due almost entirely to higher prices. Shipment volume for the quarter was essentially flat versus the same period in 2004.

o RESIN AND INTERMEDIATES SEGMENT: A $7.5 million income improvement over the fourth quarter was split nearly equally between OxyVinyls, LP and SunBelt Chlor-Alkali. Higher seasonal demand for polyvinyl chloride (PVC) resin, better spreads over raw materials and higher caustic soda selling prices contributed to the improvement. Compared with the first quarter of 2004, income improved by $16.3 million. Higher chlor-alkali and PVC prices led this improvement.


SECOND-QUARTER 2005 BUSINESS OUTLOOK

"Our strong earnings performance in the first quarter appears to be continuing into the second quarter, led principally by our equity investments," said Waltermire. "While costs are expected to continue to pressure our margins and overall growth is slow, we are making steady progress in the marketplace with higher selling prices. We remain committed to managing our working capital needs, achieving market growth by increasing the capture rate of targeted customers and returning our North American Color and Engineered Materials businesses to profitability."

PolyOne anticipates that revenues from continuing operations should increase in a range of 7 percent to 10 percent over first-quarter 2005 revenues. Contributing to this estimated increase are projected higher average selling prices plus volume shipment improvements of 3 percent to 5 percent, reflecting an upsurge in seasonal demand in the second quarter compared with the first quarter. PolyOne expects that volume shipments in North America and Europe should be at or slightly lower than second-quarter 2004 levels, as rising prices appear to be motivating customers to manage their inventory levels more carefully.

The R&I segment should continue to benefit in the second quarter from increasing market prices for PVC resins and caustic soda and an increase in PVC resin demand compared with the first quarter. PolyOne projects average industry PVC resin prices to increase in the second quarter by 2 cents to 3 cents per pound due to increases realized during the first quarter and announced for the second quarter. Ethylene costs are expected to be flat to slightly down in the second quarter. Based on these factors, PolyOne anticipates that R&I operating income will increase between $7 million and $10 million in the second quarter compared with the first quarter.

Because all of its operating units raised prices in the first quarter of 2005, PolyOne expects modest sequential spread improvement but does not expect to see spread recovery to mid-2004 levels until the second half of 2005. Further, raw material costs are anticipated to increase in the second quarter. Also, PolyOne does not expect to have the benefit of one-time favorable items during the second quarter, such as the approximately $4 million in the first quarter of 2005 relating to the settlement of legal issues and adjustments to associated reserves.

As a result of this combination of factors, PolyOne anticipates that operating income from continuing operations should increase by $8 million to $12 million over first-quarter 2005 levels. Included in this total is the expected increase in R&I segment operating income.

Improved selling prices and shipments for Specialty Resins and Engineered Films are anticipated to increase net income from discontinued operations in the second quarter compared with the first quarter. After consideration of the impairment and other non-operating charges recorded in the first quarter, this improvement is anticipated to be between $14 million and $15 million, resulting in net income from discontinued operations of between $8 million and $9 million.

Other expense, net was only $0.8 million in the first quarter 2005, a substantially lower amount than the $4.2 million quarterly average in 2004. This improvement was driven principally by favorable foreign exchange, reduced post-retirement benefit costs and no debt repurchase premiums. It is anticipated that Other expense, net in the second quarter 2005 would increase to approximately $3 million.

PolyOne will continue to maintain a full valuation allowance associated with U.S. federal taxes. Consequently, PolyOne's reported net income will reflect only foreign tax liabilities. The Company expects the effective foreign tax rate to remain at approximately 30 percent.

PolyOne projects generating positive operating cash flows in the second quarter. Compared with the first quarter, cash flows should benefit from higher earnings, cash distributions from equity affiliates (as expected, none were received in the first quarter) and further working capital efficiency improvements, partially offset by higher cash interest payments.


POLYONE FIRST-QUARTER 2005 CONFERENCE CALL

PolyOne will host a conference call at 11:00 a.m. Eastern time on April 29, 2005. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9932102. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.

FORM 10-Q

The Company filed today with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for the first quarter of 2005. The Form 10-Q contains more details of PolyOne's performance as well as information on key drivers of operating results. This information will be posted today on the Company's Web site at http://www.polyone.com in the corporate investor relations section. The Form 10-Q can be obtained from the contact listed at the end of this press release and is also available on the SEC's Web site at www.sec.gov.


IN-QUARTER UPDATE POLICY

PolyOne intends to release an in-quarter update sometime during June, the final month of the quarter. The purpose of this release is to inform investors of any material changes to major business drivers as discussed in the "Outlook" section of earnings releases and Form 10-Q or Form 10-K.


USE OF NON-GAAP FINANCIAL MEASURES

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items on a consolidated basis and per share impact of special items. The most directly comparable GAAP financial measures are: net cash used (provided) by operating activities, operating income (loss) and income (loss) per share.

When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per-share basis to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations. PolyOne's chief operating decision makers use operating cash flow as an internal measure of cash generation from operations, and it is also a component of the PolyOne Annual Incentive Plan at the corporate level.

PolyOne is providing these non-GAAP financial measures because it believes they offer investors a top-level management view of PolyOne's financial performance and enhance investor understanding of current profitability levels and how current levels may serve as a base for future performance.

Special items include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic operating losses; and deferred tax valuation allowances on domestic operating losses.

Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached are standard financial schedules and a summary of segment results.


ABOUT POLYONE

PolyOne Corporation, with 2004 annual revenues of approximately $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:       Dennis Cocco
                                        Vice President, Investor Relations
                                        & Communications
                                        440.930.1538




FORWARD-LOOKING STATEMENTS

     In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitations, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

     o the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

     o changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;

     o changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

     o fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;

     o production outages or material costs associated with scheduled or unscheduled maintenance programs;

     o costs or difficulties and delays related to the operation of joint venture entities;

     o lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;

     o partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;

     o an inability to launch new products and/or services within PolyOne's various businesses;

     o the possibility of further goodwill impairment;


     o an inability to maintain any required licenses or permits;

     o an inability to comply with any environmental laws and regulations;

     o the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;

     o unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

     o an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;

     o a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;

     o an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;

     o any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;

     o any delay and/or inability to bring the North American Colors and Additives Masterbatch and the Engineered Materials product groups to profitability;

     o an inability to raise prices or sustain price increases for products;

     o an inability or delay beyond December 31, 2005 in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;

     o an inability to achieve anticipated earnings performance due to the divestment of a non-core business;

     o an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons;

     o a delay in the completion of the new manufacturing facility in Southern China, expected to commence operations in the second quarter of 2005; and

     o other factors affecting our business beyond our control, including, without limitations, changes in the general economy, changes in interest rates and changes in the rate of inflation.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #42905)

                                       ###

                                                                    Attachment 1

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In millions, except per share data)


                                                                                           THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                      -----------------------------
                                                                                          2005            2004
                                                                                      -------------   -------------

Sales                                                                                    $  576.7        $  535.6

Operating costs and expenses:
   Cost of sales                                                                            504.6           448.6
   Selling and administrative                                                                46.7            57.8
   Depreciation and amortization                                                             12.5            13.6
Employee separation and plant phase-out                                                       0.2            (0.2)
Environmental remediation at inactive sites                                                    --             0.4
Income from equity affiliates and minority interest                                         (26.0)           (9.2)
                                                                                      -------------   -------------
Operating income                                                                             38.7            24.6

Interest expense, net                                                                       (16.3)          (18.4)
Other expense, net                                                                           (0.8)           (2.9)
                                                                                      -------------   -------------
Income before income taxes and discontinued operations                                       21.6             3.3

Income tax expense                                                                           (2.5)           (4.9)
                                                                                      -------------   -------------

Income (loss) before discontinued operations                                                 19.1            (1.6)

Income (loss) from discontinued operations, net of income taxes                              (5.7)            5.6
                                                                                      -------------   -------------

Net income                                                                               $   13.4       $     4.0
                                                                                      =============   =============

Income (loss) per share of common stock:
   Basic income (loss) per share before discontinued operations                          $   0.21        $  (0.02)
   Discontinued operations                                                                  (0.06)           0.06
                                                                                      -------------   -------------
   Basic income per share                                                                $   0.15        $   0.04
                                                                                      =============   =============

   Diluted income (loss) per share before discontinued operations                        $   0.21        $  (0.02)
   Discontinued operations                                                                  (0.06)           0.06
                                                                                      -------------   -------------
   Diluted income per share                                                              $   0.15        $   0.04
                                                                                      =============   =============

Weighted average shares used to compute earnings per share:
   Basic                                                                                    91.8            91.4
   Diluted                                                                                  92.2            91.4


                                                                    Attachment 2

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      (In millions, except per share data)

                                                                                MARCH 31,          DECEMBER 31,
                                                                                  2005                 2004
                                                                            ------------------   ------------------
ASSETS

Current assets:

   Cash and cash equivalents                                                  $       31.2         $      38.6
   Accounts receivable, net                                                          309.2               309.7
   Inventories                                                                       227.4               196.0
   Deferred income tax assets                                                         19.9                20.1
   Other current assets                                                               18.0                17.7
   Discontinued operations                                                            38.4                34.6
                                                                            ------------------   ------------------
     Total current assets                                                            644.1               616.7
Property, net                                                                        431.3               441.2
Investment in equity affiliates                                                      289.2               263.3
Goodwill, net                                                                        322.0               321.0
Other intangible assets, net                                                           9.5                10.1
Other non-current assets                                                              59.3                59.6
Discontinued operations                                                               47.7                59.9
                                                                            ------------------   ------------------
     Total assets                                                               $  1,803.1          $  1,771.8
                                                                            ==================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank debt                                                      $         3.2        $        2.3
   Accounts payable                                                                  244.4               210.7
   Accrued expenses                                                                   96.2               102.4
   Current portion of long-term debt                                                  49.1                49.3
   Discontinued operations                                                            26.9                26.3
                                                                            ------------------   ------------------
     Total current liabilities                                                       419.8               391.0
Long-term debt                                                                       638.7               640.5
Deferred income tax liabilities                                                       14.6                14.4
Post-retirement benefits other than pensions                                         111.2               114.0
Other non-current liabilities, including pensions                                    223.8               224.6
Minority interest in consolidated subsidiaries                                         5.4                 6.8
Discontinued operations                                                                0.1                 0.1
                                                                            ------------------   ------------------
     Total liabilities                                                             1,413.6             1,391.4
                                                                            ------------------   ------------------
Shareholders' equity:
   Preferred stock, 40.0 shares authorized, no shares issued                           --                  --
   Common stock, $.01 par, 400.0 shares authorized, 122.2
     shares issued at March 31, 2005 and December 31, 2004                             1.2                 1.2
   Other shareholders' equity                                                        388.3               379.2
                                                                            ------------------   ------------------
     Total shareholders' equity                                                      389.5               380.4
                                                                            ------------------   ------------------
     Total liabilities and shareholders' equity                                 $  1,803.1          $  1,771.8

                                                                            ==================   ==================

                                                                    Attachment 3

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (In millions)

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                   ---------------------------------
                                                                                        2005              2004
                                                                                   --------------    ---------------
OPERATING ACTIVITIES
     Net income                                                                    $       13.4      $       4.0
Income (loss) from discontinued operations                                                 (5.7)             5.6
                                                                                   --------------    ---------------
     Income (loss) from continuing operations                                              19.1             (1.6)
Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities of continuing operations:
     Employee separation and plant phase-out charges                                        0.2             (0.2)
     Cash payments on employee separation and plant phase-out                              (1.4)           (10.4)
     Charges for environmental remediation at inactive sites                               --                0.4
     Cash payments on environmental remediation at inactive sites                          (2.6)            (0.6)
     Depreciation and amortization                                                         12.5             13.6
     Companies carried at equity and minority interest:
         Income from equity affiliates                                                    (26.0)            (9.7)
         Minority interest expense                                                         --                0.5
         Dividends and distributions received                                              --                1.5
     Provision for deferred income taxes                                                    0.5              0.5
     Change in assets and liabilities:
         Accounts receivable                                                              (59.4)           (64.0)
         Proceeds under (decrease in) sale of accounts receivable                          59.2             (0.7)
         FIFO inventories                                                                 (31.9)           (17.9)
         Accounts payable                                                                  35.2             70.0
         Accrued expenses and other                                                        (6.5)            28.1
                                                                                   --------------    ---------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS                  (1.1)             9.5

INVESTING ACTIVITIES
     Capital expenditures                                                                  (8.9)            (3.6)
     Business acquired, net of cash received                                               (1.6)            (5.1)
     Proceeds from sale of assets                                                           0.8             --
                                                                                   --------------    ---------------
NET CASH USED BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS                             (9.7)            (8.7)

FINANCING ACTIVITIES
     Change in short-term debt                                                              0.9              0.4
     Change in long-term debt                                                              --               (0.1)
     Proceeds from exercise of stock options                                                0.2             --
                                                                                   --------------    ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS                          1.1              0.3

NET CASH PROVIDED BY DISCONTINUED OPERATIONS                                                4.6             10.5

Effect of exchange rate on changes on cash                                                 (2.3)            (0.5)
                                                                                   --------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (7.4)            11.1
Cash and cash equivalents at beginning of period                                           38.6             48.7
                                                                                   --------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                           $     31.2       $     59.8
                                                                                   ==============    ===============


                                                                    Attachment 4

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                                  (In millions)

"Special items" include charges related to specific strategic initiatives such as the consolidation of operations, restructuring activities including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, environmental remediation costs for facilities no longer owned or closed in prior years, and gains and losses on the divestiture of joint ventures and equity investments, adjustments to reflect a tax benefit on domestic losses and deferred tax valuation allowances on domestic operating income.


SPECIAL ITEMS ($MM)                                                                  1Q04         4Q04          1Q05
----------------------------------------------------------------------------------------------------------------------

 CONTINUING OPERATIONS

 Employee separation and plant phase-out costs (1)                                   0.2          (0.1)          (0.2)
 Asset impairments (2)                                                                            (3.8)             -
 Environmental remediation at inactive sites (3)                                    (0.4)                           -

                                                                               ---------------------------------------------
    Impact on pre-tax income                                                        (0.2)         (3.9)          (0.2)
 Income tax benefit on above items                                                   0.2           1.5            0.1
 Tax allowance (5)                                                                  (4.9)        (10.6)           4.5

                                                                               ---------------------------------------------
    Impact on net income from continuing operations                                 (4.9)        (13.0)           4.4
                                                                               ---------------------------------------------
    Per share impact                                                                (0.06)        (0.14)          0.05
                                                                               ---------------------------------------------

 DISCONTINUED OPERATIONS
 Employee separation and plant phase-out costs (1)                                  (5.2)         (0.2)             -

                                                                               ---------------------------------------------
    Impact on operating income                                                      (5.2)         (0.2)             -
 Net asset impairment and loss on disposition of discontinued  operations (4)                     (6.0)         (11.6)

                                                                               ---------------------------------------------
    Impact on pre-tax income                                                        (5.2)         (6.6)         (11.6)
 Income tax benefit on above items                                                   2.0           2.4            4.5
 Tax allowance (5)                                                                   2.0           0.4           (2.3)

                                                                               ---------------------------------------------
    Impact on net income from discontinued operations                               (1.2)         (3.4)          (9.4)

                                                                               ---------------------------------------------
    Per share impact                                                                (0.01)        (0.04)         (0.10)
                                                                               ---------------------------------------------

TOTAL
                                                                               ---------------------------------------------
          Impact on net income                                                      (6.1)        (16.4)          (5.0)

                                                                               ---------------------------------------------
          Per share impact                                                          (0.07)        (0.18)         (0.05)
                                                                               ---------------------------------------------




EXPLANATIONS:

1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives. For 1Q05, continuing operations included $0.2 of additional loss on sale of phase-out plant.

2. A non-cash impairment charge to adjust the carrying value of deferred product technology, customer list, customer contract, Internet investment and note receivable to estimated realizable future cash flows or fair market value.

3. Environmental remediation costs for facilities either no longer owned or closed in prior years.

4. A non-cash impairment charge to adjust the net asset carrying value of discontinued operations to estimated net future proceeds. For 1Q05, includes $10.9 impairment charge for Engineered Films and $0.7 charge for stay bonuses for Elastomers and Performance Additives.

5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 5


                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  (In millions)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                                        1Q05            4Q04            1Q04
                                                                    --------------  --------------  --------------

CONTINUING OPERATIONS:
Operating income before special items                                 $   38.9        $   20.1       $   24.8
Special items in continuing operations, before tax                        (0.2)           (3.9)          (0.2)
                                                                    --------------  --------------  --------------
   Operating income                                                   $   38.7        $   16.2       $   24.6
                                                                    ==============  ==============  ==============

DISCONTINUED OPERATIONS:
Operating income before special items                                $     6.2       $     3.5       $   11.5
Special items in discontinued operations, before tax                     (11.6)           (6.6)          (5.2)
                                                                    --------------  --------------  --------------
   Operating income (loss)                                           $    (5.4)      $    (3.1)     $     6.3
                                                                    ==============  ==============  ==============

CONTINUING OPERATIONS:
Income per share before impact of special items                      $     0.16      $     0.02      $    0.04
Per share impact of special items, after tax                               0.05           (0.14)         (0.06)
                                                                    --------------  --------------  --------------
   Diluted income (loss) per share                                   $     0.21      $    (0.12)     $   (0.02)
                                                                    ==============  ==============  ==============

DISCONTINUED OPERATIONS:
Income per share before impact of special items                      $     0.04     $      0.01      $    0.07
Per share impact of special items, after tax                              (0.10)          (0.04)         (0.01)
                                                                    --------------  --------------  --------------
   Diluted income (loss) per share                                   $    (0.06)      $   (0.03)     $    0.06
                                                                    ==============  ==============  ==============


                                                                                  MARCH 31,   DEC. 31,   MARCH 31,
(in millions)                                                                        2005       2004        2004
                                                                                 ------------------------------------

RECONCILIATION TO CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

Net cash provided (used) by operating activities of continuing operations        $    (1.1)   $  (36.2)  $    9.5
Net cash used by investing activities of continuing operations                        (9.7)       (7.9)      (8.7)
Less (increase) decrease in sale of accounts receivable                              (59.2)        -          0.7

Plus net cash provided (used) by discontinued operations                               4.6        (0.2)      10.5
Interest rate swap fair value debt adjustment                                         (2.2)       (0.9)       2.3
Guarantee of Sunbelt outstanding senior secured notes                                  -           6.1        -
Other financing activity                                                               2.2        (2.0)       -
Effect of exchange rate changes on cash                                               (2.3)       (0.5)      (0.5)
                                                                                 ------------------------------------
INCREASE (DECREASE) IN BORROWED DEBT LESS CASH AND CASH EQUIVALENTS               $  (67.7)   $  (41.6)   $  13.8
                                                                                 ------------------------------------

Plus voluntary payments to employee pension plans                                $      -     $   65.0  $     -

Less proceeds from sale of assets                                                     (0.8)        -           -
Less guarantee of Sunbelt outstanding senior secured notes                             -          (6.1)       -
Less proceeds from sale of business, net of note receivable                            -           -          -
Plus business acquired, net of cash received                                           1.6         -          5.1
                                                                                 ------------------------------------
OPERATING CASH FLOW                                                               $  (66.9)   $   17.3    $  18.9
                                                                                 ====================================

                                                                    Attachment 6


                     BUSINESS SEGMENT OPERATIONS (UNAUDITED)
                                  (In millions)

Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations.




                                                        1Q05              4Q04                1Q04
                                                       -------           ------              -------
BUSINESS SEGMENTS:
Sales:
     Performance Plastics Segment                    $    449.2          $   402.7           $  428.0
     Distribution Segment                                 167.5              152.0              145.8
     Resin & Intermediates Segment                            -                  -                  -
     Intersegment eliminations                            (40.0)             (38.8)             (38.2)
                                                     ----------          ---------           --------
                                                     $    576.7          $   515.9           $  535.6
                                                     ==========          =========           ========

Operating income (loss)
     Performance Plastics Segment                    $     11.5          $     3.5           $   20.4
     Distribution Segment                                   5.4                3.7                4.8
     Resin & Intermediates Segment                         22.9               15.4                6.6
     Other Segment                                   $     (0.9)         $    (2.5)          $   (7.0)


     Special items, expense                                 0.2                3.9                0.2
                                                     ----------         ----------           --------
        Operating income                             $     38.7         $     16.2           $   24.6
                                                     ==========         ==========           ========

Other data:
Discontinued operations
     Sales:
        Elastomers and Performance Additives         $        -          $       -           $   95.0
        Specialty Resins and Engineered Films              65.1               56.1               60.9
                                                     ----------          ----------          --------
                                                     $     65.1         $     56.1           $  155.9
                                                     ==========         ==========           ========
Operating income (loss)
     Elastomers and Performance Additives            $        -         $        -           $    7.8
     Specialty Resins and Engineered Films                  6.2                3.5                3.7
     Depreciation and amortization                            -                  -

     Special items, expense before tax               $    (11.6)         $    (6.6)          $   (5.2)
                                                     ----------          ---------           --------
          Operating Income                           $     (5.4)         $    (3.1)          $    6.3
                                                     ==========          =========           ========




                                                                    Attachment 7





                        SALES AND SHIPMENT VOLUME SUMMARY



                                                       1Q05 VERSUS 4Q04              1Q05 VERSUS 1Q04

                                                                     SHIPMENT                       SHIPMENT
                                         1Q05 SALES,   SALES $,        LBS.,       SALES $,           LBS.,
                                         % OF TOTAL    % CHANGE      % CHANGE      % CHANGE        % CHANGE*
                                         ----------    --------      ---------     ---------       -----------
PERFORMANCE PLASTICS
   Vinyl Compounds                          27.0%        10.0%         3.3%           8.1%            (3.5%)

   Polymer Coatings (Formulators)            7.8         12.9          9.4            3.4             (2.9)
   NA Color and Additives                   10.8          7.9          2.7           11.7              8.2
       Masterbatches

   NA Engineered Material                    4.2         14.8         16.9            5.6             (0.8)
   International Colors
     and Engineered Materials               21.5         15.1         (1.8)           3.4             (2.1) *
                                           ------------------------------------------------------------------

      TOTAL                                 71.3         11.5          6.6            5.0             (1.6) *

DISTRIBUTION                                28.7         10.2          5.7           14.8              0.3
                                           ------------------------------------------------------------------

      TOTAL                                100.0%        11.8%         6.4%           7.7             (1.2%)*




*Excludes shipments from Melos in first quarter of 2004